Exhibit 10.41

Oversea Procurement and Sales Service Agreement

Contract No.: 0120171380

This agreement is made as of November 20, 2017 by the following parties in the city of Beijing in the People’s Republic of China (“China”):

Party A:	BORQS International Holding Corp
Address:	Office B, 21/F., Legend Tower, 7 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong

Party B:	HHMC Microelectronics Co., Limited
Address:	63 Xinping North Road, 1-7, Pinggu District, Beijing

Party C:	Borqs Technologies, Inc.
Address:	Building B23-A, Universal Business Park, 10 Jiuxianqiao Road, Chaoyang District, Beijing

WHEREAS,

1.	Party A is a company registered overseas and has the power to execute and perform this agreement.

2.	Party B is a company registered overseas and has the power to executed and perform this agreement.

3.	Party C is a NASDAQ listed BVI company owning 100% equity interest of Party A, and Party A is the wholly owned subsidiary of Party C.

4.	Party A agrees that Party B will provide overseas procurement and sales services to Party A and assist Party A with procurement of goods from vendors designated by Party A and with sales of goods to Party A or customers designated by Party A.

NOW, THEREFORE, in accordance with the Contract Law of the People's Republic of China and other relevant laws and regulations and on the basis of amicable negotiations, the parties have agreed as follows:

Article 1.	General

1.1	Party B shall perform overseas procurement and sales services according to Party A’s authorization. Party B shall procure goods as described in Section 2.1 from overseas vendors designated by Party A (“Vendors”), sell them to Party A or customers designated by Party A, and Party A shall make relevant payments in U.S. dollars, commission fee, advance fee and other fees to Party B within the timeframe contemplated in this agreement.

1.2	All parties shall negotiate any terms not provided in this agreement pursuant to the relevant laws and the basic principles agreed by all parties at the time of execution of this agreement.

Article 2.	Collaboration

2.1	Party A has authorized Party B to procure the whole machines, mainboards, components and parts (“Goods”).

2.2	Party A and Party B shall perform in the following order regarding the overseas procurement and sales, which order is irreversible:

(1)	Within the scope of goods agreed by Party B, information of product name, type, brand, specification, model, volume, unit price, total price, packaging requirement and delivery date for each batch of Goods authorized by Party A for Party B to procure shall be in accordance with the Goods Purchase Order (attached hereto as Exhibit 1) sent to Party B with Party A’s corporate seal.

(2)	Upon Party B’s receipt and confirmation of the Goods Purchase Order, Party A shall make a deposit in the amount of 5%, as the deposit rate, of the total purchase price for each procurement transaction. Upon receipt of the deposit, Party B shall execute procurement contracts with Vendors and make cash payments in U.S. dollars to Vendors within 1 day after the execution of the procurement contracts.

(3)	Party A shall ensure Vendors complete stockings within the agreed timeframe and ship out the Goods to the destinations instructed by Party B. Vendors shall issue full-amount invoice and packing list to Party B.

2.3	All contracts made by Party B with Vendors or agreements made by and between Party A and Party B pursuant to this agreement, together with Goods Purchase Order, shall be attached as exhibits to this agreement.

Article 3.	Party A’s Obligations and Responsibilities

3.1	Party A shall perform its obligations and undertake its responsibilities as the authorizing party of this agreement and the Goods Purchase Order.

3.2	Party A shall respond to Party B’s requests on time and provide materials and information regarding the relevant business to Party B.

3.3.	Party A agrees to make timely payments as agreed in Article 5 and Article 6 of this agreement for payment method and time. Otherwise, Party A shall pay Party B for relevant expenses and be held responsible for all the consequences arising therefrom.

3.4	Party A shall ensure the completeness, truthfulness and accuracy of the relevant information, including but not limited to the product name, specification, model, volume, unit price, place of production of the Goods. Otherwise, Party A shall be held liable for all the economic damages and legal consequences.

3.5	Party A shall take in charge or assist Party B with Vendors’ stocking, delivery time and invoice for the Goods.

Article 4.	Party B’s Obligations and Responsibilities

4.1	Party B is entitled to charge relevant commission fee, advance fee and other fees related to the procurement services.

4.2	Party B shall ensure it operates within the legal scope of business and it shall perform its duty and obligations in accordance with this agreement.

4.3	Party B shall execute contracts with Vendors and make payment arrangements in accordance with this agreement.

4.4	Party B shall keep Party A’s business secret in confidence. Without Party A’s prior written consent, Party B shall not disclose Party A’s customers or transactions to any third parties, unless required by the relevant government authorities or court.

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Article 5.	Advance Fee and Payment

5.1	The fund limit provided by Party B to Party A shall not exceed USD $5,000,000.

5.2	Advance Fee: From the date Party B makes full payment for the procured Goods to Vendors till the date Party B collects the reimbursement from Party A or any customers designated by Party A, Party B may charge Party A 0.04% per day of the actual procurement payment advanced by Party B within 90 days of such advance payment, provided that such advance payment lasts no less than 7 days (for any period less than 7 days, it shall be counted as 7 days).

5.3	Party A shall reimburse the payment within 90 days after Party B completes full payment to Vendors for each batch of Goods in the Goods Purchase Order.

5.4	Party A shall make relevant payments to Party B by the due day. Each payment amount = Goods purchase price x (1 – deposit rate) + advance fee.

5.5	If Party A’s payment is past due, Party A shall pay 0.1% per day of the relevant payment as penalty to Party B. For payment that is past due over 10 days, the deposit made by Party A shall be counted as penalty and Party B is entitled to collect such penalty, terminate the services, dispose the inventory of the Goods, and Party A has no right to dispute with the disposal price. The disposal payment shall be used towards the disposal expenses incurred by Party B and the payments entitled to Party B for services. For any deficiencies, Party A shall make payments within 5 days upon receipt of Party B’s written request.

5.6	Party B shall issue invoices to Vendors in accordance with this agreement and to Party B for payments made for the procurement, commissions, advance fee. Before the issuance of such invoices, Party B shall execute relevant sales contracts with Party A.

5.7	Party B is entitled to adjust its fee standard according to the domestic macroeconomic regulation and control, currency policies, transportation costs and other factors. Otherwise, Party B may refuse to take all of Party A’s orders, and such refusal shall not constitute Party B’s default.

5.8	Party C guarantees that if the payment by Party A is past due and is not made after Party B’s dunning letter, Party C will be held liable as guarantor for such payment under this agreement.

Article 6.	Delivery of Goods, Inspection and Assumption of Risk

6.1	Vendors shall assume the transportation costs and relevant risks for the delivery of Goods to the warehouse designated by Party B.

6.2	Unless provided in Section 5.5, Party B shall not sell or convert the Goods without Party A’s consent; otherwise, Party B shall compensate Party A in the amount of 150% of the total purchase price of relevant Goods.

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Article 7.	Product Quality and After-Sales Service

7.1	As Party B only provides supply chain and operation services to Party A, Party A shall not request damages, make claims against Party B for the shortfall or loss of goods, price change, quality dispute, intellectual property dispute, goods installation, repair, return, exchange, warranty term, technical consultation or technical support that are not caused by Party B. Party A and Vendors shall be responsible for the all the above, and Party A shall not delay or refuse payments of Goods, service fees or other fees to Party B for any disputes with Vendors.

7.2	Party A shall fully compensate Party B for any expenses incurred and loss suffered in connections with the above disputes among Vendors, Party A or any other parties.

7.3	Party A shall fully compensate Party B for any expenses incurred and loss suffered in connection with the contracts executed with Vendors or sales contracts with Party A.

Article 8.	Force Majeure

8.1	If any party is unable to perform it obligations under this agreement because of war, severe fire, typhoon/hurricane, earthquake, flood or a similar occurrence or condition that is unforeseeable, unpreventable and unavoidable, the party so affected shall, upon giving prompt notice to the other parties by registered mail within 5 days of such force majeure event with information of the events and a valid document for evidence issued by the relevant authorities.

8.2	In the event that the performance of this agreement or any obligations hereunder is prevented, restricted or interfered with by force majeure, the party so affected shall give prompt notice to the other parties and bear any loss or damages arising out of such force majeure.

8.3	The party so affected by force majeure shall be excused from such performance partially or wholly, provided prompt notice and valid documentations from relevant authorities have been given within reasonable time.

8.4	Party A and Party B agree that in the event of change of law or regulations or other reasonable change of circumstances that may prevent Party B from performance of this agreement, the provisions under this Article apply.

Article 9.	Dispute Resolution

9.1	The service fee under this agreement does not include any litigation expenses or necessary costs arising out of this agreement.

9.2	Party A, Party B and Party C shall perform their relevant obligations under this agreement in good faith. All three parties agree to resolve any dispute in an amicable way. If no agreement has been reached thereafter, any party may bring a lawsuit in the people’s court in the place where Party B is located and the governing law shall laws of China.

Article 10.	Default

In the event that any party fails to perform its obligations and causes breach, partial breach, delay or inconformity of this agreement and its exhibits, the defaulting party shall compensate the other party for its loss and be held liable to all third parties. If both Party A and Party B are liable, they shall be held responsible for relevant damages.

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Article 11.	Miscellaneous

11.1	This agreement and its exhibits shall be executed in three (3) original copies and each party shall receive one (1) original copy, all of which shall be equally valid and enforceable with valid seals or signatures by authorized representatives from all three parties. If any party intends to terminate this agreement, it shall notify the other parties by written notice at least 30 days in advance.

11.2	Shall this agreement be cancelled or terminated for any reason, all parties shall make arrangements for payments, goods and properties within 30 days.

11.3	In the event of any changes to the payments under this agreement (including but not limited to general fee rates, guarantee rate, deposit rate and so on), the notice of change shall be made in writing.

11.4	Party A and Party B hereby authorize the following personnel to handle matters related to this agreement, and any change of personnel shall be made in writing:

Party A Point of Contact:	Telephone:	E-Mail:
Party B Point of Contact:	Telephone:	E-Mail:

11.5	All parties represent and warrant that they and their employees or agents shall keep in strict confidence of all inside trade secrets derived from the business locations of the other parities and shall not disclose such information to any third parties.

11.6	If any provision of this agreement is held to be invalid, such invalidity shall not affect the validity or enforceability of any other provisions of this agreement.

(No text below)

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Addendum

WHEREAS,

1.	Party A, Party B and Party C have entered into an Oversea Procurement and Sales Service Agreement on November 20, 2017 (“Original Agreement”), which provided that Party A authorizes Party B for procurement from Party A’s designated vendors for whole machines, mainboards, components and parts and that Party B agrees a fund limit of USD $5,000,000 to Party A with a 90-day period for reimbursement.

2.	As Party A has experienced large volume of goods and has a high demand of funds, Party B agrees to extend the grace period for the fund.

NOW, THEREFORE, all parties have agreed with the following terms and conditions:

1.	Article 5 of the Original Agreement shall be amended to extend the reimbursement period to May 28, 2018.

2.	The penalty rate during the extension of such reimbursement period shall remain the same as provided in Section 5.5 of the Original Agreement, which is 0.1% per day of the relevant payment.

3.	Party C shall undertake the same guaranty responsibility as contemplated in the Original Agreement.

Dated: May 4, 2018

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